UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13D
                            (Amendment No. 2)
                 Under the Securities Exchange Act of 1934


                        LILLIAN VERNON CORPORATION
                             (Name of Issuer)

                  Common Stock, Par Value $.01 Per Share
                      (Title of Class of Securities)

                               532430 10 5
                              (CUSIP Number)

                               Susan N. Cortazzo
                           Lillian Vernon Corporation
                                543 Main Street
                             New Rochelle, NY 10801
                            Telephone:  (914) 637-5636
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                Communications)

                                    Copy to:

                                Joel Salon, Esq.
                          Salon, Marrow & Dyckman, LLP
                          685 Third Avenue, 21st Floor
                               New York, NY 10017
                           Telephone:  (212) 661-7100


                               September 18, 1995
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].





                                SCHEDULE 13D

CUSIP NO. 532430 10 5

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Lillian Vernon
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 PF
------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(a) OR 2(b)                          [ ]

------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION           United States of America
------------------------------------------------------------------------------
      NUMBER OF          7. SOLE VOTING POWER                     2,401,330
      SHARES            ------------------------------------------------------
      BENEFICIALLY       8. SHARED VOTING POWER                     697,100
      OWNED BY          ------------------------------------------------------
      EACH               9. SOLE DISPOSITIVE POWER                2,401,330
      REPORTING         ------------------------------------------------------
      PERSON WITH       10. SHARED DISPOSITIVE POWER                697,100
------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                            2,401,330
------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                          [ ]

------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                24.6%
------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON*                                          IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                SCHEDULE 13D

CUSIP NO. 532430 10 5

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        David C. Hochberg
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 PF
------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(a) OR 2(b)                          [ ]

------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION           United States of America
------------------------------------------------------------------------------
      NUMBER OF          7. SOLE VOTING POWER                        1,377,000
      SHARES            ------------------------------------------------------
      BENEFICIALLY       8. SHARED VOTING POWER                          0
      OWNED BY          ------------------------------------------------------
      EACH               9. SOLE DISPOSITIVE POWER                   1,377,000
      REPORTING         ------------------------------------------------------
      PERSON WITH       10. SHARED DISPOSITIVE POWER                     0
------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                               1,292,000
------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                          [X]

------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                13.3%
------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON*                                          IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                SCHEDULE 13D

CUSIP NO. 532430 10 5

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Fred P. Hochberg
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 PF
------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
       REQUIRED PURSUANT TO ITEMS 2(a) OR 2(b)                          [ ]

------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION           United States of America
------------------------------------------------------------------------------
      NUMBER OF          7. SOLE VOTING POWER                       544,231
      SHARES            ------------------------------------------------------
      BENEFICIALLY       8. SHARED VOTING POWER                     697,100
      OWNED BY          ------------------------------------------------------
      EACH               9. SOLE DISPOSITIVE POWER                  544,231
      REPORTING         ------------------------------------------------------
      PERSON WITH       10. SHARED DISPOSITIVE POWER                697,100
------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                              509,231
------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                          [X]

------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                5.2%
------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON*                                          IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!







        This is Amendment No. 2 to the Statement on Schedule 13D, filed June 20, 1995 (the "Schedule 13D") by Lillian Vernon, David C. Hochberg and Fred P. Hochberg (the "Reporting Persons") with respect to the common stock, par value $.01 per share (the "Common Stock") of Lillian Vernon Corporation, a Delaware corporation (the "Issuer") as amended by Amendment No. 1 to the Schedule 13D, filed September 1, 1995 by the Reporting Persons. All capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Schedule 13D.

        Item 4 is hereby amended as follows:

        Item 4. Purpose of Transaction

        The Merger Agreement and the transactions contemplated thereby are terminated effective September 18, 1995. Accordingly, none of the Reporting Persons shall dispose of her or his shares of Common Stock pursuant to the terms of the Merger Agreement.








                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


September 18, 1995


                                        By      /s/ Lillian Vernon
                                                ------------------
                                                Name: Lillian Vernon



















                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


September 18, 1995


                                        By      /s/ David C. Hochberg
                                                ---------------------
                                                Name: David C. Hochberg



















                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


September 18, 1995


                                        By      /s/ Fred P. Hochberg
                                                ---------------------
                                                Name: Fred P. Hochberg